Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205828

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2017

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 26, 2015)

$30,000,000

Common Shares

This prospectus supplement relates to the offering of             of our common shares.

Our common shares are currently listed on the NASDAQ Capital Market under the symbol “CIVB.” The last reported sale price of our common shares on the NASDAQ Capital Market on February 14, 2017 was $23.20.

Investing in our common shares involves risks. You should read the “Risk Factors” section beginning on page S-9 of this prospectus supplement, as well as in our Annual Report on Form 10-K for the year ended December 31, 2015, together with the information contained in this prospectus supplement and the information incorporated by reference in this prospectus supplement, before making a decision to invest in our common shares.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses	$	$

(1)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting”.

The underwriters also have the option to purchase up to an additional             common shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The common shares are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The underwriters expect to deliver our common shares to purchasers in book-entry form only, through the facilitates of The Depository Trust Company, against payment on or about                     , 2017, subject to customary closing conditions.

Bookrunning Managers

Keefe, Bruyette & Woods	Sandler O’Neill + Partners, L.P.
A Stifel Company

Co-Managers

Boenning & Scattergood, Inc.	Hovde Group, LLC

The date of this prospectus supplement is                     , 2017

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the terms of the offering of our common shares and also adds to, and updates, information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein and therein, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date will apply and will supersede the earlier statement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and any free-writing prospectus we authorize. Neither we nor any underwriter has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any other person is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free-writing prospectus is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free-writing prospectus or the time of any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then.

We and the underwriters are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and any free-writing prospectus and the offering of the common shares may be restricted by law in certain jurisdictions. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common shares offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for that person to make that offer or solicitation.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified by the actual text of the documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Except as otherwise indicated or unless the context requires, as used in this prospectus supplement and the accompanying prospectus, references to “Civista,” “the Company,” “we,” “us” and “our” refer to Civista Bancshares, Inc. and its consolidated subsidiaries.

S-i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents we incorporate by reference in this prospectus supplement, the accompanying prospectus, and any free-writing prospectus contain, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information available to management at the time the statements are made, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “bode,” “predict,” “suggest,” “project,” “appear,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “likely,” or other similar expressions. Additionally, all statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events unless required under law.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries are detailed in the “Risk Factors” section included under Item 1A of Part I of our most recent Annual Report on Form 10-K and in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus. You should carefully consider the other reports, filings and documents we file with the SEC and that are incorporated by reference herein. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”. Additional factors that could cause actual results, performance or achievements to differ from results discussed in the forward-looking statements include, but are not limited to, changes in financial markets or national or local economic conditions; sustained weakness or deterioration in the real estate market; volatility and direction of market interest rates; credit risks of lending activities; changes in the allowance for loan losses; legislation or regulatory changes or actions; increases in FDIC insurance premiums and assessments; changes in tax laws; failure of or breach in our information and data processing systems; and unforeseen litigation.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all the information that you need to consider in making your investment decision to purchase our common shares. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in our common shares. You should carefully consider the section entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein to determine whether an investment in our common shares is appropriate for you.

Overview

Civista Bancshares, Inc. was organized under the laws of the State of Ohio in February 1987 under the name “First Citizens Banc Corp.” In May 2015, the Company changed to its current name, Civista Bancshares, Inc. The Company is a bank holding company and is registered as a financial holding company under the Gramm-Leach-Bliley Act of 1999, as amended.

Through our subsidiary bank, Civista Bank, we are primarily engaged in the business of community banking, which accounts for substantially all of our revenue, operating income and assets. Civista Bank, an Ohio state chartered bank, conducts a general banking business that involves collecting customer deposits, making loans, purchasing securities and offering trust services. Civista Bank maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby (2), Willard, Greenwich, Plymouth, Shiloh, Akron, Dublin, Plain City, Russells Point, Urbana (2), West Liberty, Quincy, Dayton, Miamisburg and Huber Heights. The branches in Dayton, Miamisburg and Huber Heights were acquired as a result of the mergers of TCNB Financial Corp. into the Company and of The Citizens National Bank of Southwestern Ohio into Civista Bank effective March 6, 2015. Civista Bank also operates loan production offices in Mayfield Heights, Ohio and Westlake, Ohio (both suburbs of Cleveland, Ohio).

The mailing address of our principal executive offices is 100 East Water Street, Sandusky, Ohio 44870, and our telephone number is (419) 625-4121.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

Business and Strategy

Through organic growth and six acquisitions since the formation of the Company in 1987, Civista has transformed from a $176 million company into a $1.4 billion financial services company operating in Northern, Mid-Central, and Southwestern Ohio. Through Civista Bank, the Company provides community banking products and services to customers located in both urban and rural areas in its markets. We believe our model has resulted in a historically strong net interest margin and a loyal customer base, which we believe is reflected in our net interest margin of 3.93% at December 31, 2016 and our core deposits constituting 95.4% of total deposits at December 31, 2016.

Focus on Long-Term Customer Relationships. We focus on acquiring and retaining long-term customer relationships. Our commercial lending, private banking, cash management, and wealth management groups work together as a cohesive, interactive unit designed to build and grow customer relationships. We encourage multi-account customer relationships as opposed to “one off” transactions, which we believe is reflected in our loan growth during 2016 of approximately $54.0 million or 5.4%. This does not include $68 million in one-to-four family first mortgages we sold to the secondary market in 2016. Our branch network is focused on taking care of our deposit customers, with the goal of cementing a long-term relationship and providing us with low-cost funding and cross-selling opportunities to generate additional fee income. The results of these efforts can be seen in the percentage of total deposits represented by noninterest-bearing deposits (checking accounts), which increased from 21.9% of total deposits in 2012 to approximately 30.8% of total deposits at year end 2016.

Growth, Discipline, and Leverage of our Operations. Coming out of the economic recession, we made the conscious decision to invest in the future by adding seasoned lenders who we believe have the talent and the relationships to generate high quality loans and customer relationships. Along with additional lending staff, we have strengthened our credit underwriting and administration processes. This groundwork has allowed us to focus on organic growth, non-interest income opportunities, and leveraging non-interest expense. Given the continuing low interest rate environment, we remain disciplined in avoiding long-term rate commitments, seeking to encourage borrowing at variable rates through competitive pricing. We sell long-term fixed rate mortgages and primarily invest in short-term investment securities. We regularly monitor and manage our interest rate risk and remain positioned to take advantage of an increase in rates. While competition will likely result in short-term downward pressure on loan pricing, we believe our relatively low weighted average cost of funds of 0.26% and 0.16% total cost of deposits for 2016 provides us with a funding advantage.

Credit Quality. We have seen continuous improvement in our credit quality. The provision (credit) for loan losses in 2016 was ($1.3) million, a result of a $1.3 million recovery. This compares to a provision of $1.2 million in 2015. Our allowance to total loans was 1.26% at December 31, 2016.

Diversification into More Urban Markets. As a result of the U.S. recession and economic changes in our Ohio markets over the years, we believe rural markets continue to provide strong core deposit opportunities, but often offer somewhat limited opportunities to generate significant loan growth. Alternatively, urban areas provide greater opportunities for loan growth, but often demand higher costs for deposits to fund the loans due to increased competition. Our geographic footprint in Northern, Mid-Central and Southwestern Ohio has allowed us to develop a strategy of attracting low-cost deposits from loyal customers in our rural and legacy markets while deploying a substantial amount of these deposits into the urban communities surrounding our offices in and around Cleveland, Akron, Dayton, and Columbus, Ohio. We have recently added lending talent in Toledo, Ohio and have opened a loan production office on the west side of Cleveland. As a result, we have been able to take advantage of the somewhat more robust economic activity in these markets by converting our excess deposits into loans in these urban communities. We believe that we are positioned to take advantage of additional opportunities presented in these and similar markets.

Staying Positioned for Opportunities. We believe we are positioned for long-term growth. We believe the locations and the team are in place to gather low-cost deposits in rural Ohio and to strategically deploy those funds into loans in both our rural and urban locations. There is effective coordination among our staff to expand each customer relationship by offering additional services, including wealth management, to our customers. This coordination relies upon a support staff that we believe has the capacity to accommodate additional growth and expansion. We believe we are positioned to take advantage of consolidation in community banking that is occurring in our markets as a result, in part, of the increased compliance, talent acquisition, and competition burdens dramatically affecting smaller banks.

Recent Developments

On January 27, 2017, we announced our preliminary financial results for the quarter and fiscal year ended December 31, 2016. The financial information as of December 31, 2016 and for the quarter and the year then ended that is included or incorporated by reference in this prospectus supplement is preliminary unaudited financial data and, as a result, during the course of our preparation of our complete consolidated financial statements as of and for the year ended December 31, 2016, we may identify items that would require us to make adjustments to the preliminary financial results presented or incorporated by reference in this prospectus supplement. In addition, our independent registered public accounting firm has not yet completed an audit of this financial information, and it is possible that their audit with respect to December 31, 2016 and the year then ended may result in adjustments to the preliminary financial results.

We reported net income available to common shareholders of $3.3 million, or $0.33 per diluted share, for the fourth quarter of 2016, compared with $2.8 million, or $0.29 per diluted share, for the prior year period. For the twelve-month period ended December 31, 2016, we reported net income available to common shareholders of $15.7 million, or $1.57 per diluted share, compared to $11.2 million, or $1.17 per diluted share, for the same period in 2015, a 34% increase. Our 2016 twelve-month performance included the second quarter receipt of a payoff on a non-performing loan which resulted in a credit provision of $1.3 million and additional interest income of $919,000. These two items approximated $1.5 million in income after-tax, or approximately $0.13 per diluted share.

Net interest income for the fourth quarter of 2016 increased $397,000, or 3.3%, compared to the same period of 2015, and increased $2.9 million, or 6.0%, in 2016 compared to 2015. For the three and twelve-month periods ended December 31, an increase in average loans outstanding primarily contributed to the increase in interest income compared to 2015. Tax equivalent net interest margin was 4.05% for the fourth quarter, compared to 4.09% for the same period a year ago, and 3.93% for the twelve months ended December 31, 2016, compared to 3.96% in 2015. Net interest margin was benefited in 2016 by the impact of additional interest income recovered due to the payoff on a non-performing loan mentioned above. This recovery resulted in approximately seven basis points of additional net interest margin.

During the fourth quarter of 2016, noninterest income totaled $3.1 million, which was essentially the same as the prior year’s fourth quarter. Noninterest income totaled $16.1 million for 2016, an increase of $1.9 million, or 13.0%, compared to 2015. Service charge income decreased $103,000, or 8.4%, for the quarter, but increased $124,000, or 2.6%, for 2016 compared to 2015. Overdraft charges and consumer service charges were down in both periods while business service charges were up for the twelve-month period, primarily due to a new large customer relationship. Gain on sale of loans increased $191,000 and $644,000 for the three and twelve-month periods ended December 31, 2016, respectively. The increase in gain on sale of loans for both periods was due to additional volume of loans sold as well as an increase in the premium on loans sold. Wealth management fees increased $25,000 for the quarter, but decreased $145,000 for the year. Assets under management have increased $34 million during the year from $397 million at December 31, 2015 to $431 million at December 31, 2016. Average assets under management were $412 million and $422 million for the years ended December 31, 2016 and 2015, respectively. Tax refund processing fees increased $750,000 in 2016 due to a higher contract fee to compensate for an increase in the volume of refunds processed.

Noninterest expense totaled $10.7 million for the fourth quarter 2016, a decrease of $39,000, compared to the prior year’s fourth quarter. Noninterest expense for the full year totaled $43.9 million, an increase of $911,000, or 2.1%, when compared to 2015. Salaries, wages and benefits expense increased $372,000 for the fourth quarter and $1.7 million for the twelve-month period ended December 31, 2016. The increases in salaries, wages and benefits expense for both periods were due to an increase in employees, normal merit raises, an increase in incentives and insurance costs. Net occupancy and equipment expenses increased $118,000 and $422,000, respectively, for the three-month and twelve-month periods ended December 31 2016, due primarily to repair and maintenance, real estate tax and rent expense. Contracted data processing decreased $275,000 for the year. Professional services decreased $300,000 and $566,000 for the three and twelve-month periods ended December 31, 2016. The year-to-date decreases to data processing and professional services were partially due to expenses of approximately $390,000 related to the acquisition of TCNB Financial Corporation in 2015 and to expenses of approximately $244,000 related to the filing of our shelf registration with the SEC in 2015.

The efficiency ratio was 64.7% for 2016 compared to 68.1% for 2015. The improvement in the efficiency ratio was due to the increase in net interest income, an increase in noninterest income, partially offset by a modest increase in noninterest expense. During 2016 we received approximately $919,000 in recovered interest income. The effect on the efficiency ratio was an improvement of approximately 90 basis points.

Total assets increased $62.2 million, or 4.7%, from December 31, 2015 to December 31, 2016, due primarily to loan growth of $54.0 million. Total loans increased $54.0 million, or 5.4%, from December 31, 2015 to December 31, 2016. The increase in total loans was due to growth in our Commercial Real Estate — Non-owner Occupied, Commercial and Agriculture and Residential Real Estate loan portfolios. The increase in loans was due to the leveraging of existing client relationships and centers of influence, especially in our growing metropolitan markets. The current rate environment has allowed for continued growth in the Residential Real Estate loan balances across our entire footprint.

Total deposits increased $69.1 million, or 6.6%, from December 31, 2015 to December 31, 2016, due primarily to increases in public fund deposits, business deposits, and both savings and money market deposits. Federal Home Loan Bank advances decreased $22.7 million or 31.9% from December 31, 2015 to December 31, 2016, primarily due to the increase in deposits.

We recorded net charge-offs of $146,000 for the fourth quarter of 2016 compared to net charge-offs of $400,000 for the same period of 2015. Net recoveries for the year were $244,000 for 2016 compared to net charge-offs of $1.1 million for the same period of 2015. Nonperforming assets at December 31, 2016 were $11.7 million, a $1.6 million decrease from December 31, 2015, and the ratio of non-performing assets to assets was 0.85% at December 31, 2016.

Total shareholders’ equity increased $12.4 million, or 9.9%, from December 31, 2015 to December 31, 2016, primarily due to increased retained earnings of $14.0 million, offset by a $1.8 million decrease in other comprehensive income.

THE OFFERING

Issuer	Civista Bancshares, Inc.

Securities offered	of our common shares, without par value.

Option to purchase additional shares

The underwriters have an option to purchase up to an additional              common shares. This option is exercisable by the underwriters, in whole or in part, for a period of 30 days from the date of the prospectus supplement.

Common shares outstanding after the offering	of our common shares, assuming the underwriters do not exercise their option to purchase additional shares.

Offering price	$ per share.

Net proceeds	We estimate that the net proceeds, after underwriting discounts and estimated offering expenses, to us from the sale of the common shares offered hereby will be approximately $ million. If the underwriters exercise their option to purchase additional shares in full, we estimate that our net proceeds will be approximately $ million.

Use of proceeds	We intend to use the proceeds of the offering for general corporate purposes. See “Use of Proceeds”.

Market and trading symbol for our common shares	Our common shares are listed and traded on the NASDAQ Capital Market under the symbol “CIVB”.

Lock-up agreements	Our directors and executive officers will be subject to lock-up agreements with the underwriters for a period of 90 days. See “Underwriting”.

Dividends	Dividends are payable on our common shares if, when and as declared by our board of directors. The ability of the Company to pay dividends in the future is subject to a number of factors. See “Price Range of Common Shares — Dividend Policy”.

No preemptive rights	Because the shareholders of Civista have amended the Articles of Incorporation to eliminate pre-emptive rights, the holders of Civista common shares do not have the pre-emptive rights described in the Ohio Revised Code.

No cumulative voting rights	Holders of common shares are entitled to one vote per share on all matters submitted to a vote of the shareholders. The shareholders have amended the Articles of Incorporation to eliminate cumulative voting in the election of directors.

Risk factors	You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Investing in our securities involves a high degree of risk. See the sections entitled “Risk Factors” beginning on page S-9 of this prospectus supplement, in the accompanying prospectus, and in the documents we file with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus for certain risks you should consider before investing in the common shares.

Transfer agent and registrar	The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

Selected Historical Financial Data

The following table sets forth selected historical consolidated financial and other data of the Company. The financial data as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein. The financial data as of December 31, 2013 and 2012 and for the year ended December 31, 2012 has been derived from our audited consolidated financial statements that are not incorporated by reference herein.

The selected historical consolidated financial information as of and for the year ended December 31, 2016 has been derived from our preliminary unaudited consolidated financial statements and related information included in our Current Report on Form 8-K dated and filed on January 27, 2016, which is incorporated by reference into this prospectus supplement.

You should read the selected historical consolidated financial information presented below in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference in this prospectus supplement. See “Where You Can Find More Information”.

	At or For the Year ended December 31,
	2016		2015	2014	2013	2012
	(Amounts in thousands, except ratios and per share data)
	(unaudited	)
Results of Operations:
Total interest and dividend income	$53,567		$50,701	$45,970	$44,881	$46,762
Total interest expense	3,308		3,309	4,104	4,907	6,184

Net interest income	50,259		47,392	41,866	39,974	40,578
Provision (credit) for loan losses	(1,300)		1,200	1,500	1,100	6,400

Net interest income after provision for loan losses	51,559		46,192	40,366	38,874	34,178
Security gains/(losses)	19		(18)	113	204	40
Other noninterest income	16,113		14,296	13,761	11,858	11,160

Total noninterest income	16,132		14,278	13,874	12,062	11,200
Total noninterest expense	43,855		42,944	41,550	43,384	38,074

Income before federal income taxes	23,836		17,526	12,690	7,552	7,304
Federal income tax expense	6,619		4,781	3,162	1,373	1,725

Net income	$17,217		$12,745	$9,528	$6,179	$5,579

Preferred stock dividends and discount accretion	1,501		1,577	1,873	1,159	1,193

Net income available to common shareholders	$15,716		$11,168	$7,655	$5,020	$4,386

Per Common Share Data:
Basic earnings available to common shareholders	$1.96		$1.43	$0.99	$0.65	$0.57
Diluted earnings available to common shareholders	1.57		1.17	0.85	0.64	0.57
Dividends	0.22		0.20	0.19	0.15	0.12
Book value	14.22		13.12	12.04	10.65	10.48
Tangible book value(1)	10.84		9.43	9.02	7.53	7.26
Average common shares outstanding:
Basic	8,010,399		7,822,369	7,707,917	7,707,917	7,707,917
Diluted	10,950,961		10,918,335	10,904,848	7,821,780	7,707,917

(1)	Tangible book value per common share is a financial measure not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). See “— Use of Non-GAAP Measures and Ratios.”

	At or For the Year ended December 31,
	2016	2015	2014	2013	2012
	(Amounts in thousands, except ratios and share data)
	(unaudited )
Balance Sheet Data:
Loans, net	$1,042,201	$987,166	$900,589	$844,713	$795,811
Securities	209,919	209,701	210,491	215,037	219,528
Total assets	1,377,263	1,315,041	1,213,191	1,167,546	1,136,971
Deposits	1,121,103	1,052,033	968,918	942,475	926,389
Borrowings	106,852	125,667	116,240	87,206	92,907
Allowance for loan losses	13,305	14,361	14,268	16,528	19,742
Shareholders’ equity	137,616	125,173	115,909	128,376	103,980
Tangible common equity(2)	90,448	73,784	69,534	58,047	55,937

Average balances:
Loans, net	$1,011,683	$966,786	$858,532	$800,063	$759,105
Securities	213,496	211,436	214,123	216,848	224,566
Total assets	1,441,717	1,336,645	1,234,406	1,172,819	1,127,989
Deposits	1,210,283	1,107,445	1,026,093	965,370	914,851
Borrowings	79,391	95,132	83,058	89,496	95,973
Shareholders’ equity	133,445	120,350	114,266	103,563	104,114

Selected Financial Ratios:
Return on average assets	1.19%	0.95%	0.77%	0.53%	0.49%
Return on average equity	12.90	10.59	8.34	5.97	5.36
Noninterest income to average assets	1.12	1.07	1.12	1.03	0.99
Dividend payout ratio	11.22	13.99	19.19	23.08	21.05
Efficiency ratio(3)	64.70	68.14	72.92	81.54	72.20
Net interest margin, FTE	3.93	3.96	3.79	3.79	3.98
Loan to deposit ratio	94.15	95.20	94.42	91.38	88.04
Total cost of deposits	0.16	0.19	0.22	0.29	0.42

Asset Quality Ratios:
Impaired loans, excluding purchase credit impaired loans, as a percent of gross year-end loans	0.62%	0.73%	1.22%	2.10%	3.20%
Nonaccrual and 90 days or more past due, excluding purchase credit impaired loans, as a percent of gross year-end loans	0.66%	0.92%	1.48%	2.38%	3.67%
Net charge-offs to average loans	(0.02)	0.11	0.43	0.53	1.01
Allowance for loan losses to total loans	1.26	1.43	1.56	1.92	2.42

Capital Ratios:
Total risk-based capital ratio	14.2%	14.0%	14.7%	17.1%	14.8%
Tier 1 risk-based capital ratio	13.0	12.7	13.4	15.8	13.3
CET1 risk-based capital ratio	8.6	7.6	n/a	n/a	n/a
Leverage ratio	10.6	10.0	10.3	11.6	9.3
Tangible common equity ratio(4)	6.7	5.8	5.8	5.1	5.0

Other Data:
Banking branches	27	27	24	28	28
Full-time equivalent employees	337	326	303	312	309

(2)	Tangible common equity is a non-GAAP financial measure. See “— Use of Non-GAAP Measures and Ratios.”

(3)	Efficiency ratio is noninterest expense divided by the sum of net interest income (FTE) and noninterest income.

(4)	Tangible common equity ratio is a non-GAAP financial measure. See “— Use of Non-GAAP Measures and Ratios.”

USE OF NON-GAAP FINANCIAL MEASURES AND RATIOS

Our accounting and reporting policies conform to generally accepted accounting principles in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure our performance. These include tangible book value per common share, tangible common equity, and tangible common equity ratio.

Tangible book value per common share is defined as tangible common equity divided by total common shares outstanding. This measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing our tangible book value.

Tangible common equity is defined as total common equity reduced by goodwill and other intangible assets, excluding mortgage servicing rights. Tangible common equity ratio is defined as tangible common equity divided by tangible assets. These measures are important to many investors in the marketplace who are interested in the common equity to assets ratio exclusive of the effect of changes in intangible assets on common equity and total assets.

These disclosures should not be considered in isolation or a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by bank holding companies or other financial holding companies. Management compensates for these limitations by providing detailed reconciliations between GAAP information and the non-GAAP financial measures.

The following tables present a reconciliation of certain non-GAAP performance measures used by management to evaluate and measure our performance to the most directly comparable GAAP financial measures:

	As of December 31,
	2016	2015	2014	2013	2012
	(Amounts in thousands, except ratios and share data)
Tangible Common Equity
Total equity	$137,616	$125,173	$115,909	$128,376	$103,980
Less: Preferred equity	18,950	22,273	23,132	46,316	23,184
Less: Goodwill and intangible assets	28,218	28,916	23,243	24,013	24,859

Tangible common equity	$90,448	$73,984	$69,534	$58,047	$55,937
Total shares outstanding	8,343,509	7,843,578	7,707,917	7,707,917	7,707,917
Tangible book value per common share	$10.84	$9.43	$9.02	$7.53	$7.26

Tangible Assets
Total assets	$1,377,263	$1,315,041	$1,213,191	$1,167,546	$1,136,971
Less: Goodwill and intangible assets	28,218	28,916	23,243	24,013	24,859

Tangible assets	$1,349,045	$1,286,125	$1,189,948	$1,143,533	$1,112,112
Tangible common equity ratio	6.70%	5.75%	5.84%	5.08%	5.03%

RISK FACTORS

Investing in our common shares involves substantial risk. You should carefully consider each of the following risks and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to purchase our common shares. If any of these risks actually occur, our business, financial condition, results of operations and prospects could be adversely affected. As a result, the trading price of our common shares could decline, perhaps significantly, and you could lose part or all of your investment.

Risks Related To Our Company, Our Business, and Our Industry

We may be unable to manage interest rate risks, which could reduce our net interest income.

Our results of operations are affected principally by net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. The spread between the yield on our interest-earning assets and our overall cost of funds has been compressed in the recent low interest rate environment, and our net interest income may continue to be adversely affected by an extended period of continued low rates. We cannot predict or control changes in interest rates. National, regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Board of Governors of the Federal Reserve System, affect the movement of interest rates and our interest income and interest expense. If the interest rates paid on deposits and other borrowed funds increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowed funds.

In addition, certain assets and liabilities may react to different degrees when there are changes in market interest rates. For example, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while interest rates on other types may lag behind. Some of our assets, such as adjustable rate mortgages, have features that restrict changes in their interest rates, including rate caps.

Interest rates are highly sensitive to many factors that are beyond our control. Some of these factors include:

•	inflation;

•	recession;

•	unemployment;

•	money supply;

•	international disorders; and

•	instability in domestic and foreign financial markets.

Changes in interest rates may affect the level of voluntary prepayments on our loans and may also affect the level of financing or refinancing by customers. We believe that the impact on our cost of funds from a rise in interest rates will depend on a number of factors, including but not limited to, the competitive environment in the banking sector for deposit pricing, opportunities for clients to invest in other markets such as fixed income and equity markets, and the propensity of customers to invest in their businesses. The effect on our net interest income from an increase in interest rates will ultimately depend on the extent to which the aggregate impact of loan re-pricings exceeds the impact of increases in our cost of funds.

A significant portion of our loans are for commercial real estate or construction, and these loans carry greater credit risk than residential mortgage loans.

At December 31, 2016, $613.6 million, or 58.1%, of our loan portfolio consisted of non-farm and non-residential property loans, multi-family residential property loans, and land acquisition, development and construction loans. If we engage in one or more acquisitions of loans, branches, or whole institutions, that acquisition activity could further increase the portion of our portfolio consisting of these types of loans. Given their larger balances and the complexity of the underlying collateral, commercial real estate and construction loans generally expose us to greater credit risk than residential mortgage loans. These loans also have greater credit risk than residential real estate for the following reasons:

•	commercial real estate loans — repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service; and

•	construction loans — repayment is dependent on completion of the project and the subsequent financing of the completed project as a commercial real estate or residential real estate loan, and in some instances on the rent or sale of the underlying project.

If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.

The majority of our commercial real estate loans are secured by non-owner-occupied properties. These loans expose us to greater risk of non-payment and loss than loans secured by owner-occupied properties because repayment of such loans depends primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream, or other events beyond the borrower’s control. Furthermore, some of our non-owner-occupied borrowers have more than one loan outstanding with us, which may expose us to a greater risk of loss compared to residential and commercial borrowers with only one loan.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

We maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses within the loan portfolio. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, the credit quality of the loan portfolio, the collateral supporting the loans and the performance of customers relative to their financial obligations with us. However, every loan we make carries a risk of non-payment. This risk is affected by, among other things, cash flow of the borrower and/or the project being financed, changes and uncertainties as to the future value of the collateral securing such loan, the credit history of the particular borrower, changes in economic and industry conditions, and the duration of the loan.

The amount of future losses is also susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. We cannot fully predict the amount or timing of losses or whether the allowance for loan losses will be adequate in the future. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to the allowance, which would adversely affect our earnings. Excessive loan losses and significant additions to our allowance for loan losses could have a material adverse impact on our financial condition and results of operations.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on our financial condition and results of operations.

In June 2016, the Financial Accounting Standards Board issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the impairment model for most financial assets. This ASU is intended to improve financial reporting by requiring timelier recordings of credit losses on loans and other financial instruments held by financial institutions and other organizations by applying the “current expected credit loss” (CECL) model. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We are currently evaluating the impact the adoption of the standard will have on our financial position or results of operations.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could negatively affect our access to liquidity sources include a decrease in the level of our business activity as a result of an economic downturn in the markets in which our loans are concentrated, adverse regulatory action against us, or our inability to attract and retain deposits. Our ability to borrow could be impaired by factors that are not specific to us or our region, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets.

We do not have assurance regarding the future revenues of our tax refund program.

The revenues from our tax refund program are based upon a contract with a third party. While the contract has a term of three years expiring October 31, 2019 and contains provisions for automatic renewal after that term, the amount to be paid to us is not fixed for any period after 2017. As a result, the amount paid to us may fluctuate after 2017, and there is no assurance that the parties will be able to negotiate compensation that is acceptable to us after that year.

Our business is highly correlated to local economic conditions in a geographically concentrated part of the United States.

Unlike larger organizations that are more geographically diversified, our banking offices are primarily concentrated in select markets in Ohio. As a result of this geographic concentration, our financial results depend largely upon economic conditions in these market areas. Deterioration in economic conditions in the markets we serve could result in one or more of the following:

•	an increase in loan delinquencies;

•	in increase in problem assets and foreclosures;

•	a decrease in the demand for our products and services; and

•	a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with problem loans and collateral coverage.

Strong competition within our market area may reduce our ability to attract and retain deposits and originate loans.

We face competition both in originating loans and in attracting deposits within our market area, which includes Northern, Mid-Central, and Southwestern Ohio. We compete for clients by offering personal service and competitive rates on our loans and deposit products. The types of institutions we compete with include large regional financial institutions, community banks, thrifts and credit unions operating within our market areas. As a result of their size and ability to achieve economies of scale, certain of our competitors offer a broader range of products and services than we offer. Nontraditional sources of competition for loan and deposit dollars come from captive auto finance companies, mortgage banking companies, internet banks, brokerage companies, insurance companies, direct mutual funds, and so-called “fintech” companies. Some of our nonbank competitors are not subject to the same extensive regulations that govern us or our bank subsidiary and may have greater flexibility in competing for business. We expect competition to remain intense in the future as a result of legislative and regulatory changes and the continuing trend of consolidation in the financial services industry. In addition, to stay competitive in our markets we may need to adjust the interest rates on our products to match the rates offered by our competitors, which could adversely affect our net interest margin.

The financial services market, including banking services, is undergoing rapid changes with frequent introductions of new technology-driven products and services. Our future success may depend, in part, on our ability to use technology competitively to provide products and services that offer convenience to customers and create additional efficiencies in our operations. Some of our competitors have substantially greater resources to invest in technological improvements. We may not be able to implement new technology-driven products and services effectively or be successful in marketing these products and services to our customers.

We are subject to regulation by various federal and state entities, including rules related to capital requirements.

We are subject to the regulations of the SEC, the Federal Reserve, the FDIC and the Ohio Division of Financial Institutions. New regulations issued by these agencies may adversely affect our ability to carry on our business activities. We are subject to various federal and state laws and certain changes in these laws and regulations may have an adverse effect on our operations. Noncompliance with certain of these regulations may impact our business plans, including our ability to branch, offer certain products, make acquisitions, or otherwise execute existing or planned business strategies. See the section of our 2015 Annual Report on Form 10-K captioned “Item 1. Business-Narrative Description of Business-Supervision and Regulation”.

“Basel III” capital requirements for smaller, less complex banking organizations such as the Company became effective January 1, 2015 and will be fully phased in by January 1, 2019. Until the rules are fully phased in, we cannot predict the ultimate impact they will have on our financial condition or results of operations.

We are also subject to the accounting rules and regulations of the SEC and the Financial Accounting Standards Board. Changes in accounting rules could materially adversely affect the reported financial statements or our results of operations and may also require extraordinary efforts or additional costs to implement. Any of these laws or regulations may be modified or changed from time to time, and we cannot be assured that such modifications or changes will not adversely affect us.

We may need additional access to capital, which we may be unable to obtain on attractive terms or at all.

We may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments for future growth or to fund losses or additional provision for loan losses in the future. In addition, we may need to raise capital to comply with the “Basel III” capital requirements discussed above as they continue to be phased in. Our ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time which are outside our control, and on our financial performance. Accordingly, we may be unable to raise additional capital, if and when needed, on terms acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired and our stock price negatively affected.

We rely heavily on our management team, and the unexpected loss of key management may adversely affect our operations.

Our success to date has been strongly influenced by our ability to attract and to retain senior management experienced in banking in the markets we serve. Our ability to retain executive officers and the current management team will continue to be important to successful implementation of our strategies. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

We face risks related to our operational, technological and organizational infrastructure which could affect our ability to manage and grow our business.

Our ability to continue to grow and compete is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure while we expand. As with other businesses, our operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or outside persons and exposure to external events. We are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems which we use both to interface with our customers and to manage our internal financial and other systems. Our ability to develop and deliver new products that meet the needs of our existing customers and attract new customers depends in part on the functionality of our technology systems. Additionally, our ability to run our business in compliance with applicable laws and regulations is dependent on these infrastructures. Any failure on our part to comply with laws, regulations, and other regulatory requirements applicable to us or expectations of our regulators relating to compliance or safe and sound banking practices could result in regulatory sanctions, civil money penalties or adverse actions against us, which in turn would increase our compliance burden and costs of doing business, restrict our ability to expand our business, including our ability to pursue acquisitions, or could result in damage to our reputation.

We continuously monitor our operational and technological capabilities and make modifications and improvements when we believe it will be cost effective to do so. In some instances, we may build and maintain these capabilities ourselves. We also outsource some of these functions to third parties. These third parties may experience errors or disruptions that could adversely affect us and over which we may have limited control. We also face risk from the integration of new infrastructure platforms and/or new third party providers of such platforms into our existing businesses.

We depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. We may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

The soundness of other financial institutions with which we do business could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, including counterparties in the financial industry, such as commercial banks and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions will expose us to credit risk in the event of default of a counterparty or client. In addition, this credit risk may be exacerbated when the collateral we hold cannot be realized upon liquidation or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due to us. There is no assurance that any such losses would not materially and adversely affect our results of operations.

We may experience interruptions or breaches in our information system security.

We rely heavily on communications and information systems to conduct our business. In addition to our own systems we also rely on external vendors to provide certain services and are therefore exposed to their information security risks. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of these information systems, there can be no assurance that any failure or interruption of our systems, or our external vendors systems, will not occur, or, if they do occur that they will be adequately addressed. The volume of business conducted through electronic devices continues to grow and our computer systems and network infrastructure, as well as the systems of external vendors and customers, present security risks and could be susceptible to hacking and identify theft. A breach in security of our systems, including a breach resulting from our new online capabilities such as mobile banking, increases the potential for fraud losses. The occurrence of any failure, interruption or security breach of our information systems could result in damage to our reputation, result in loss of customer business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

A failure in or breach of our operational or security systems or infrastructure, or those of external vendors and other service providers, including as a result of cyber-attacks, could disrupt our business, result in disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

As a financial institution, we are susceptible to fraudulent activity that may be committed against us or our customers, which may result in financial losses to us or our customers, privacy breaches against our customers or damage to our reputation. Such fraudulent activity may take various forms, including check fraud, electronic fraud, wire fraud, phishing, and other dishonest activities. In recent years, there has been a rise in electronic fraudulent activity within the financial services industry, especially in the commercial banking sector, due to cyber-criminals targeting commercial bank accounts.

In addition, our operations rely on secure processing, storage and transmission of confidential and other information on our computer systems and networks. Although we take numerous protective measures to maintain the confidentiality, integrity and availability of our and our customers’ information across all geographic and product lines, and endeavor to modify these protective measures as circumstances warrant, the nature of the threats continues to evolve and become increasingly sophisticated. As a result, our computer systems, software and networks and those of our customers may be vulnerable to unauthorized access, loss or destruction of data (including confidential customer information), account takeovers, unavailability of service, computer viruses or other malicious codes, cyber-attacks and other events that could have an adverse security impact and result in significant losses by us and/or our customers. These threats may originate externally from third parties, such as cyber-criminal and other hackers, third party vendors providing processing or infrastructure-support services, or internally from within our organization. Despite the defensive measures we take to manage our internal technological and operational infrastructure, given the increasingly high volume of our transactions, certain errors may be repeated or compounded before they are discovered and rectified.

We also face the risk of operational disruption, failure, termination or capacity constraints of any of the third parties that facilitate our business activities, including exchanges, clearing agents, clearing houses or other financial intermediaries. These parties could also be the source of an attack on, or breach of, our operational systems, data or infrastructure. In addition, we may be at risk of an operation failure with respect to our customers’ systems. Our risk and exposure to these matters remain heightened because of, among other things, the evolving nature of the threats, the outsourcing of some of our business operations and the continued uncertain global economic environment. As cyber-threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information system vulnerabilities.

Deposit insurance premiums may increase and have a negative effect on our results of operations.

The Deposit Insurance Fund (the “DIF”) maintained by the FDIC to resolve bank failures is funded by fees assessed on insured depository institutions. The costs of resolving bank failures increased during the crisis years of 2008 and 2009 and decreased the DIF. The FDIC collected a special assessment in 2009 to replenish the DIF and also required a prepayment of an estimated amount of future deposit insurance premiums. If the costs of future bank failures increase, the deposit insurance premiums required to be paid by Civista Bank may also increase. Any additional measures taken by the FDIC to maintain or replenish the DIF may have an adverse effect on our financial condition and results of operations.

Risks Related to Our Common Shares and this Offering

The market price of our common shares may be subject to fluctuations and volatility.

The market price of our common shares may fluctuate significantly due to, among other things, changes in market sentiment regarding our operations or business prospects, the banking industry generally or the macroeconomic outlook. Factors that could affect our trading price include:

•	our operating and financial results, including how those results vary from the expectations of management, securities analysts and investors;

•	developments in our business or operations or in the financial sector generally;

•	the sale of the common shares in this offering or in future offerings, and future offerings by us of debt or preferred shares, which would be senior to our common shares upon liquidation and for purposes of debt service payments and dividend distributions;

•	legislative or regulatory changes affecting our industry generally or our business and operations specifically;

•	the operating and stock price performance of companies that investors consider to be comparable to us;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;

•	failure to meet analysts’ revenue or earnings estimates;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	expectations of or actual equity dilution, including the actual or expected dilution in various financial measures, including earnings per share, that may be caused by this offering, future acquisitions or other events;

•	actions by our current shareholders, including future sales of common shares by existing shareholders, including our directors and executive officers; and

•	other changes in U.S. or global financial markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Equity markets in general and our common shares in particular have experienced considerable volatility over the past few years. The market price of our common shares may continue to be subject to volatility unrelated to our operating performance or business prospects. Increased volatility could result in a decline in the market price of our common shares.

The holders of our preferred shares have rights that are senior to those of holders of our common shares.

As of December 31, 2016, we had $20.5 million in liquidation preference of preferred shares outstanding. The preferred shares are senior to our common shares in priority of dividends and liquidations. As a result, we must make payments on the preferred shares before any dividends can be paid on our common shares, and, in the event of our bankruptcy, dissolution, or liquidation, the rights of the holders of the preferred shares must be satisfied before any distributions can be made to the holders of our common shares. Our ability to pay future dividends depends upon the earnings of Civista Bank and the issuance of dividends from Civista Bank to the Company, which may be inadequate to service our obligations.

Sales of a significant number of our common shares in the public markets, or the perception of the likelihood of such sales, could depress the market price of our common shares.

Sales of a substantial number of our common shares in the public markets and the availability of those shares for sale could adversely affect the market price of our common shares. In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of our existing shareholders and could cause the market price of our common shares to decline. We may issue such additional equity or convertible securities to raise additional capital. Depending on the amount offered and the levels at which we offer the shares, issuances of common or preferred shares could be substantially dilutive to holders of our common shares. Moreover, to the extent that we issue restricted shares, phantom shares, stock appreciation rights, options or warrants to purchase our common shares in the future and those stock appreciation rights, options or warrants are exercised or as restricted shares vest, our shareholders may experience further dilution. Holders of our common shares have no preemptive rights that entitle holders to purchase their pro-rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. We cannot predict with certainty the effect that future sales of our common shares would have on the market price of our common shares.

The trading volumes for our common shares may not provide adequate liquidity for investors.

Our common shares are listed on the NASDAQ Capital Market. The average daily trading volume in our common shares is, however less than that of many larger financial services companies. A public trading market having the desired characteristics of depth, liquidity, and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of our common shares at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the current daily average trading volume of our common shares, significant sales of our common shares in a brief period of time, or the expectation of these sales, could cause a material decline in the price of our common shares.

We are a holding company and depend on our subsidiary bank for dividends.

As a financial holding company, we are a legal entity separate and distinct from our subsidiaries and affiliates. Our principal source of funds to support our operations, pay dividends on our common and preferred shares and service our debt is dividends from our subsidiary bank, Civista Bank. In the event that Civista Bank is unable to pay dividends to us, we may not be able to service our debt, pay our other obligations or pay dividends on our common or preferred shares. Accordingly, our inability to receive dividends from Civista Bank could also have a material adverse effect on our business, financial condition and results of operations.

Various federal and state statutory provisions and regulations limit the amount of dividends that Civista Bank may pay to us without regulatory approval. Generally, subject to certain minimum capital requirements, Civista Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions so long as the total amount of the dividends in a calendar year does not exceed Civista Bank’s total net income for that year combined with its retained net income for the two preceding years. In addition, the Federal Reserve has issued policy statements that provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Thus, the ability of Civista Bank to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines and may restrict our ability to declare and pay dividends on our common or preferred shares.

We have implemented anti-takeover devices that could make it more difficult for another company to purchase us, even though such a purchase may increase shareholder value.

In many cases, shareholders may receive a premium for their shares if we were purchased by another company. State law and our Articles of Incorporation and Amended and Restated Code of Regulations (“Code of Regulations”) make it difficult for anyone to purchase us without the approval of our board of directors. Consequently, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities. See “Anti-takeover Effects of Articles of Incorporation, Code of Regulations and Ohio Law” on page 9 of the accompanying prospectus.

Investors could become subject to regulatory restrictions upon ownership of our common shares.

Under the federal Change in Bank Control Act, a person may be required to obtain prior approval from the Federal Reserve before acquiring the power to directly or indirectly control our management, operations, or policy or before acquiring 10% or more of our common shares. Potential investors who seek to participate in this offering should evaluate whether they could become subject to the approval and other requirements of this federal statute and related rules and regulations

Risks Related to Our Growth Strategy and Possible Acquisitions

We may not be able to implement aspects of our growth strategy.

Our growth strategy contemplates the future expansion of our business and operations both organically and through acquisitions, such as through the establishment or acquisition of banks and banking offices in our market area and, potentially, in other markets. Implementing these aspects of our growth strategy depends, in part, on our ability to successfully identify acquisition opportunities and strategic partners that will complement our operating philosophy and to successfully integrate their operations with ours, as well as to generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, we must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. We may not be able to identify suitable opportunities for further growth and expansion or, if we do, we may not be able to successfully integrate these new operations into our business.

As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. We will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than we do and may be able to pay more for an acquisition than we are able or willing to pay or may offer securities that are viewed more favorably than securities that we offer.

We can offer no assurance that we will have opportunities to acquire other financial institutions, or that we will complete any acquisition, or acquire or establish any new branches or loan production offices, or that we will be able to negotiate, finance and complete any opportunities available to us.

If we are unable to effectively implement our growth strategies, our business, results of operations and stock price may be materially and adversely affected.

We may be unable to successfully integrate operations and retain their key employees.

We may engage in future acquisitions of loans, branches, or whole institutions. It is possible that the process of integrating acquired operations could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect our ability to maintain relationships with customers, depositors and employees of acquired businesses and our ability to achieve the anticipated benefits of the acquisitions. Integration efforts may also divert management attention and resources. These integration matters could have an adverse effect on us during any transition period and on the combined company after the completion of an acquisition.

We may fail to realize all of the anticipated benefits of acquisitions.

The success of future acquisitions will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining our business with any business we acquire. To realize these anticipated benefits and cost savings, we must successfully combine the businesses. If we are not able to achieve these objectives, the anticipated benefits and cost savings of any acquisitions may not be realized fully or at all or may take longer to realize than expected.

Acquisition of assets and assumption of liabilities may expose us to intangible asset risk, which could adversely affect our results of operations and financial condition.

In connection with any acquisitions, as required by GAAP, we will record assets acquired and liabilities assumed at their fair value and, as a result, acquisitions may result in our recording of intangible assets, including core deposit intangibles and goodwill. We will be required to perform a goodwill impairment assessment at least annually. Impairment testing is a two-step process that first compares the fair value of goodwill with its carrying amount, and the second step, if necessary, measures impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Adverse conditions in the business climate, including a significant decline in future operating cash flows, a significant change in our stock price or market capitalization, or a deviation from our expected growth rate and performance may trigger impairment losses, which could be materially adverse to our results of operations, financial condition and stock price.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common shares in this offering, after underwriting discounts and estimated offering expenses, will be approximately $             million. If the underwriters exercise their option to purchase additional shares in full, we estimate that our net proceeds, after underwriting discounts and offering expenses, will be approximately $             million. In each case, this assumes the deduction of estimated offering expenses of $            and the underwriting discount.

We intend to use the net proceeds of this offering for general corporate purposes, including possibly contributing capital to Civista Bank to maintain or increase regulatory capital levels or support growth in its lending and deposit-gathering activities, financing expansion of our branch system and the possible acquisition of other financial institutions, branches thereof, or businesses engaged in activities that we believe could complement our banking business and provide additional sources of noninterest income.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth our consolidated long-term indebtedness and capitalization at December 31, 2016, (i) on an actual basis, and (ii) as adjusted to give effect to the sale of             common shares in this offering. For purposes of this table, our estimated net proceeds are approximately $             million, after deducting estimated offering expenses and underwriting commissions. No other change in our consolidated capitalization since December 31, 2016 is reflected in the table. This table should be read together with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2016
	Actual	Adjustments		As Adjusted on a Pro Forma Basis(1)
	(dollars in thousands, unaudited)
Long-term debt
Subordinated debentures	$29,427		—		$29,427
FHLB advances	17,500		—		17,500

Total long-term debt	46,927		—		$46,927

Shareholders’ equity
Preferred Shares
Series B Preferred Shares, no par value per share, 20,481 shares authorized and issued	$18,950		—		$18,950
Common Shares, no par value per share, 20,000,000 shares authorized; 9,091,473 shares issued, actual; shares issued, as adjusted	118,975
Retained earnings	19,263		—		19,263
Treasury Shares, at cost, 747,964 shares	(17,235)		—		(17,235)
Accumulated other comprehensive income (loss)	(2,337)		—		(2,337)

Total shareholders’ equity	$137,616	$		$

Total long-term debt and shareholders’ equity	$184,543	$		$

Capital Ratios
Tier 1 risked based capital ratio	13.0%
Tier 1 leverage ratio	10.6%
Total risk based capital ratio	14.2%
CET1 risk based capital ratio	8.6%

(1)	Does not give effect to the possible exercise of the over-allotment option by the underwriters.

PRICE RANGE OF COMMON SHARES AND DIVIDENDS

Our common shares are listed on the NASDAQ Capital Market under the symbol “CIVB.” At February 14, 2017, we had 8,454, 509 common shares outstanding, which were held of record by approximately 1,175 shareholders of record (not including the number of persons or entities holding our common shares in nominee or street name through various brokerage firms).

The following table sets forth, for the periods indicated, the high and low sales prices of our common shares as reported on the NASDAQ Capital Market for trades occurring during normal trading hours, and the cash dividends declared per share for each such period:

	High	Low	Dividends Per Common Share
2015
First Quarter	$11.54	$10.04	$0.05
Second Quarter	$11.47	$10.11	$0.05
Third Quarter	$10.93	$9.68	$0.05
Fourth Quarter	$13.65	$9.81	$0.05
2016
First Quarter	$13.29	$9.75	$0.05
Second Quarter	$13.10	$10.20	$0.05
Third Quarter	$15.16	$12.99	$0.06
Fourth Quarter	$19.99	$14.09	$0.06
2017
First Quarter (through February 14, 2017)	$23.35	$18.59	$0.06

Dividend Policy

As an Ohio corporation, Civista may, in the discretion of our Board of Directors, generally pay dividends to our shareholders out of surplus, however created, but must notify the shareholders if a dividend is paid out of capital surplus. By the terms of a loan agreement under which we borrow, we may not pay dividends in excess of 50% of our net income for the immediately preceding 12-month period on a rolling basis. Further, we may not pay any dividends if we are in default under the terms of the loan agreement.

Our ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends that may be declared and paid by our subsidiaries. Thus, as a practical matter, any restrictions on the ability of our subsidiaries, including Civista Bank, to pay dividends will act as restrictions on the amount of funds available for the payment of dividends by Civista.

The ability of Civista Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, Civista Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions so long as the total of the dividends in a calendar year does not exceed Civista Bank’s total net income for that year combined with its retained net income for the two preceding years.

The ability of our subsidiaries to pay dividends to us is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations.

The dividend rights of holders of our common shares are also qualified by and subject to the dividend rights of holders of our Series B Preferred Shares (collectively, our “Preferred Shares”). With respect to the payment of dividends, the Preferred Shares rank senior to the common shares. Dividends may not be paid on our common shares or any other capital security ranking junior to the Preferred Shares for any dividend period for which a dividend has been declared but not paid in full until full dividends have been paid or set apart for payment for the Preferred Shares.

UNDERWRITING

We are offering our common shares described in this prospectus supplement in an underwritten offering. Subject to the terms and conditions set forth in the underwriting agreement, dated             , 2017, between us and Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P., as representatives for the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of common shares shown opposite its name below:

Underwriter	Number of Shares
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.
Boenning & Scattergood, Inc.
Hovde Group, LLC
Total

Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, at the purchase price less the underwriting discount set forth on the cover page of this prospectus supplement, all of the common shares being offered by this prospectus supplement. The underwriting agreement provides that the underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of common shares, but is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ obligation to purchase our common shares depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Subject to these conditions, the underwriters are committed to purchase and pay for all of the common shares offered by this prospectus supplement, if any such shares are purchased.

The common shares are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on an assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement.

Discounts and Expenses

Common shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of $             per share. The underwriters may allow, and any selected dealers may reallow, a concession not in excess of $             per share to certain brokers and dealers.

If all of the common shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the price per share and total public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional common shares:

	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount
Proceeds to us (before expenses)

We estimate that the total expenses of this offering payable by us, exclusive of the underwriting discount, will be approximately $            . This amount includes the amount we have agreed to reimburse the underwriters for certain fees and expenses incurred in connection with this offering.

Option to Purchase Additional Shares

We have granted the underwriters an option to buy up to             additional common shares, at the public offering price less underwriting discounts. The underwriters may exercise this option, in whole or from time to time in part, solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option.

Indemnification and Contribution

We have agreed to indemnify the underwriters, and their affiliates and controlling persons, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Lock-Up Agreements

We, our directors and certain of our officers have agreed that for a period of 90 days from the date of this prospectus supplement (subject to possible extension), neither we nor any of our executive officers or directors will, without the prior written consent of Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P., sell, offer to sell or otherwise dispose of or hedge any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares. These lock-up agreements contain exceptions, including for certain gifts, estate planning transactions, lending transactions, and exercises of currently outstanding stock options. Keefe, Bruyette & Woods, Inc. and Sandler O’Neill, in their sole discretion, may release the securities subject to these lock-up agreements at any time without notice.

Price Stabilization and Short Positions

In connection with this offering, the underwriters and any selling group member may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

•	stabilizing transactions;

•	short sales; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. These transactions may also include making short sales of our common shares, which involve the sale by the underwriters or any selling group member of a greater number of our common shares than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters and any selling group member will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the option to purchase additional shares. The underwriters and any selling group member must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters or any selling group member are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriters or any selling group member may discontinue them at any time. The underwriters and any selling group member may carry out these transactions on the NASDAQ Capital Market, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on the NASDAQ Capital Market, may engage in passive market making transactions in our common shares on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits passive market making activity by the participants in our offering of common shares. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common shares. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees and expense reimbursement. In the ordinary course of their various business activities, the underwriters and/or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and/or their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Electronic Distribution

A prospectus and prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or their respective affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters’ website and any other information contained on any other website maintained by the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Listing

Our common shares are listed on the NASDAQ Capital Market under the symbol “CIVB.”

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement and certain other legal matters will be passed upon for us by Tucker Ellis LLP, Cleveland, Ohio. The underwriters are represented by Vedder Price P.C., Chicago, Illinois.

EXPERTS

Our consolidated financial statements as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 have been incorporated by reference in this prospectus supplement and accompanying prospectus in reliance upon the report of S.R. Snodgrass, P.C., registered independent public accountants, incorporated by reference in this prospectus supplement and the accompanying prospectus and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus constitute a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act with respect to, among other securities, the common shares offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement, as allowed by the rules and regulations of the SEC. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the common shares offered by this prospectus supplement. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described below. Statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus concerning the provisions of certain documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any documents that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. Our SEC filings are available to the public at this website.

We maintain an Internet website at www.civb.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus supplement or the accompanying prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus supplement is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus supplement and the accompanying prospectus are a part, the information and documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date that the offering of the securities by means of this prospectus supplement is completed or terminated, including all such documents we may file with the SEC (other than, in each case, except as expressly set forth below, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01, including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01):

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended (1) March 31, 2016, filed with the SEC on May 10, 2016; (2) June 30, 2016, filed with the SEC on August 9, 2016; and (3) September 30, 2016, filed on November 9, 2016;

•	our Current Reports on Form 8-K, filed with the SEC on each of January 8, 2016, January 19, 2016, February 2, 2016, March 14, 2016, April 8, 2016, April 19, 2016, April 21, 2016 (items 5.02 and 9.01), April 21, 2016 (item 5.07), May 2, 2016, July 8, 2016, July 19, 2016, August 1, 2016, October 7, 2016, October 18, 2016, October 20, 2016, November 3, 2016, January 13, 2017, January 17, 2017 (item 8.01), January 17, 2017 (item 8.01 amending Current Report on Form 8-K filed with the SEC on January 13, 2017) and February 1, 2017;

•	our Current Report on Form 8-K furnished to the SEC on January 27, 2017;

•	portions of our proxy statement for the annual meeting of shareholders held on April 19, 2016 that have been incorporated by reference in our Annual Report to Shareholders for the fiscal year ended December 31, 2015; and

•	the description of our common shares contained in Current Report on Form 8-K filed with the SEC on July 23, 2015, including all amendments and reports filed for purposes of updating such descriptions.

Any statement incorporated by reference in this prospectus supplement from an earlier dated document that is inconsistent with a statement contained in this prospectus supplement or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus supplement, shall be deemed to be modified or superseded for purposes of this prospectus supplement by such statement contained in this prospectus supplement or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus supplement.

Any person, including any beneficial owner, to whom this prospectus supplement is delivered may request copies of this prospectus supplement and any of the documents incorporated by reference into this prospectus supplement, without charge, by written or oral request directed to Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870, Attention: James E. McGookey, telephone number (419) 625-4121, email jemcgookey@civistabank.com or from the SEC through the SEC’s Internet website at the address provided under “Where You Can Find More Information.” Documents incorporated by reference into this prospectus supplement are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

PROSPECTUS

$50,000,000

Common Shares

Preferred Shares

Debt Securities

Warrants

Depositary Shares

Subscription Rights

Share Purchase Contracts

Share Purchase Units

Units

Civista Bancshares, Inc. (“Civista,” “we,” “us,” “our” or the “Company”) may offer from time to time to sell, in one or more series, and in any combination, the securities described in this prospectus.

This prospectus describes the general terms of these securities and the general manner in which we will offer them. Each time that we offer and sell securities using this prospectus, we will provide a supplement to this prospectus that contains specific information about the securities and their terms and the manner in which we will offer them for sale. The prospectus supplement also may add or update information contained in this prospectus. You should carefully read this prospectus and the applicable supplement to this prospectus, as well as any documents we have incorporated into this prospectus by reference, before you invest in any of these securities. References herein to “prospectus supplement” are deemed to refer to any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

We may offer and sell these securities through underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. We will provide the names of any such underwriters, dealers or agents used in connection with the sale of any of these securities, as well as any fees, commissions or discounts we may pay to such underwriters, dealers or agents in connection with the sale of these securities, in the applicable prospectus supplement.

Our common shares are listed on the NASDAQ Capital Market under the symbol “CIVB”.

These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

Investing in our securities involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 26, 2015.

i

RISK FACTORS

An investment in our securities involves certain risks. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as the same may be updated from time to time by our future filings with the Securities and Exchange Commission (the “SEC”) as well as those contained in any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and documents incorporated by reference in this prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with SEC using a “shelf” registration process. Under this shelf registration process, we may sell from time to time, in one or more offerings, on a continuous or delayed basis, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus (including the documents incorporated by reference) and the applicable prospectus supplement together with the additional information referred to under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or in the supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of its date only.

Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into, or exercisable for, other securities that are described in this prospectus or will be described in a prospectus supplement, and may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another.

The registration statement that contains this prospectus, including the exhibits to the registration statement, also contains additional information about us and the securities offered under this prospectus. You can find the registration statement at the SEC’s website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus contain, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information available to management at the time the statements are made, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “bode,” “predict,” “suggest,” “project,” “appear,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “likely,” or other similar expressions. Additionally, all statements in this prospectus and the documents we incorporate by reference in this prospectus, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries are detailed in the “Risk Factors” section included under Item 1A. of Part I of our most recent Annual Report on Form 10-K and in the “Risk Factors” sections of this prospectus and the applicable prospectus supplement. Additional factors that could cause actual results, performance or achievements to differ from results discussed in the forward-looking statements include, but are not limited to, changes in financial markets or national or local economic conditions; sustained weakness or deterioration in the real estate market; volatility and direction of market interest rates; credit risks of lending activities; changes in the allowance for loan losses; legislation or regulatory changes or actions; increases in FDIC insurance premiums and assessments; changes in tax laws; failure of or breach in our information and data processing systems; unforeseen litigation; increased competition in our market area; and failures to manage growth and/or effectively integrate acquisitions.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

CIVISTA BANCSHARES, INC.

Civista Bancshares, Inc. was organized under the laws of the State of Ohio in February, 1987 under the name “First Citizens Banc Corp.” In May 2015, the Company changed to its current name, Civista Bancshares, Inc. The Company is a bank holding company and is registered as a financial holding company under the Gramm-Leach-Bliley Act of 1999, as amended.

Through our subsidiary bank, Civista Bank, we are primarily engaged in the business of community banking, which accounts for substantially all of our revenue, operating income and assets. Civista Bank, an Ohio chartered bank, conducts a general banking business that involves collecting customer deposits, making loans, purchasing securities and offering trust services. Civista Bank maintains its main office at 100 East Water Street, Sandusky, Ohio and operates a loan production office in Mayfield Heights, Ohio and branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby (2), Willard, Greenwich, Plymouth, Shiloh, Akron, Dublin, Plain City, Russells Points, Urbana (2), West Liberty, Quincy, Dayton, Miamisburg and Huber Heights. The branches in Dayton, Miamisburg and Huber Heights were acquired as a result of the mergers of TCNB Financial Corp. into the Company and of The Citizens National Bank of Southwestern Ohio into Civista Bank effective March 6, 2015. The consideration paid in this transaction was approximately $17.2 million in cash. In addition to Civista Bank, the Company’s other subsidiaries include First Citizens Insurance Agency, Inc., Water Street Properties, Inc., FC Refund Solutions, Inc., First Citizens Investments, Inc., First Citizens Capital LLC, First Citizens Statutory Trust II, First Citizens Statutory Trust III, First Citizens Statutory Trust IV, Futura TPF Trust I, and Futura TPF Trust II.

At March 31, 2015, we had total consolidated assets of approximately $1.4 billion, total loans (net of allowance) of approximately $969.8 million, total deposits of approximately $1.2 billion and total shareholders’ equity of approximately $118.9 million.

Our principal executive offices and our mailing address is 100 East Water Street, Sandusky, Ohio 44870, and our telephone number is (419) 625-4121.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the securities offered hereby for general corporate purposes, which may include, among other things, investments in or advances to our subsidiaries, working capital, capital expenditures, share repurchases, debt repayment or the financing of possible acquisitions. The prospectus supplement relating to a particular offering of securities by us will identify the particular use of proceeds for that offering. Until we use the net proceeds from an offering, we may place the net proceeds in temporary investments or hold the net proceeds in deposit accounts.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common shares, preferred shares, debt securities, depositary shares, subscription rights, share purchase contracts, share purchase units, units and warrants to purchase the foregoing that we may offer and sell from time to time. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our Articles of Incorporation, as amended (our “Articles of Incorporation”), our Code of Regulations, as amended (our “Code of Regulations”), Ohio Corporation Law and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will generally issue the securities in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms, limitations, voting powers and relative rights of our capital stock as contained in our Articles of Incorporation, which are incorporated by reference herein. This summary does not purport to be a complete description of the terms and conditions of our capital stock in all respects and is subject to and qualified in its entirety by reference to our Articles of Incorporation, our Code of Regulations, the Ohio General Corporation Law and any other documents referenced in the summary descriptions and from which the summary descriptions are derived. Although we believe this summary covers the material terms and provisions of our capital stock set forth in our Articles of Incorporation, it may not contain all of the information that is important to you.

Common Shares

General

Under our Articles of Incorporation, we are authorized to issue up to 20,000,000 common shares. As of June 30, 2015, 7,843,578 common shares were outstanding and 747,964 common shares were held by Civista as treasury shares.

Liquidation Rights

Each common share entitles the holder thereof to share ratably in Civista’s net assets legally available for distribution to shareholders in the event of Civista’s liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment, subject to the rights of the holders of our Series B Preferred Shares (collectively, our “Preferred Shares”). (The Company redeemed all Series A Preferred Shares leaving no Series A Preferred Shares outstanding.) With respect to the amounts to be paid upon liquidation, our Preferred Shares rank senior to the common shares.

Preemptive, Conversion and Redemption Rights

Prior to 2000, the Ohio Revised Code provided that, unless the articles of an Ohio corporation state otherwise, the holders of shares of an Ohio corporation have the pre-emptive right, upon the offering or sale for cash of shares of the same class, during a reasonable time and on reasonable terms fixed by the directors, to purchase the shares in proportion to their respective holdings of shares of such class. The law was amended in 2000 to provide that shareholders of an Ohio corporation do not have pre-emptive rights to acquire a corporation’s unissued shares except to the extent otherwise provided in the corporation’s articles. However, as amended, the law provides that the provisions, as they existed prior to the effective date of the 2000 amendment, shall continue to apply to any corporation incorporated prior to the effective date of the amendment, until the shareholders of such corporation adopt an amendment to its articles expressly providing otherwise.

Because Civista was incorporated prior to 2000, and the shareholders of Civista have not amended the Articles of Incorporation to eliminate pre-emptive rights, the holders of Civista common shares have the pre-emptive rights described in Section 1701.15(A) of the Ohio Revised Code, as such section existed prior to amendment in 2000. These pre-emptive rights do not apply, however, to any offering or sale of treasury shares or to any issuance of common shares to shareholders as a share dividend or distribution, upon conversion or exercise of share options or other conversion rights, or under certain other circumstances specified in Section 1701.15(A) of the Ohio Revised Code, as in effect prior to the 2000 amendment.

Dividends

As an Ohio corporation, Civista may, in the discretion of our Board of Directors, generally pay dividends to our shareholders out of surplus, however created, but must notify the shareholders if a dividend is paid out of capital surplus. Our ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends that may be declared and paid by our subsidiaries. Thus, as a practical matter, any restrictions on the ability of our subsidiaries, including Civista Bank, to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Civista.

The ability of Civista Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, Civista Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions so long as the total of the dividends in a calendar year does not exceed Civista Bank’s total net income for that year combined with its retained net income for the two preceding years.

The ability of our subsidiaries to pay dividends to us is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations.

The dividend rights of holders of our Common Shares are also qualified by and subject to the dividend rights of holders of our Preferred Shares. With respect to the payment of dividends, the Preferred Shares rank senior to the Common Shares. Dividends may not be paid on Common Shares or other capital security ranking junior to the Preferred Shares for any dividend period for which a dividend has been declared but not paid in full until full dividends have been paid or set apart for payment for the Preferred Shares.

Cumulative Voting Rights

Holders of Common Shares are entitled to one vote per share on all matters submitted to a vote of the shareholders. Under Ohio law, shareholders have the right to make a request, in accordance with applicable procedures, to cumulate their votes in the election of directors unless a corporation’s articles of incorporation are amended, in accordance with applicable procedures, to eliminate that right. Cumulative voting allows each shareholder to multiply the number of shares that he or she may be entitled to vote by the total number of Directors to be elected and to cast the entire number of such votes for one candidate or to distribute them among any two or more candidates. The Articles of Incorporation have not been amended to eliminate cumulative voting in the election of directors.

Preferred Shares

General

We are authorized under the Articles of Incorporation to issue up to 200,000 preferred shares, each without par value. On December 19, 2013, the Company completed a public offering of 1,000,000 depositary shares representing 25,000 Series B Preferred Shares resulting in net proceeds of $23.1 million. The net proceeds were used to redeem all Series A Preferred Shares and there are currently no Series A Preferred Shares outstanding. As of June 30, 2015, we had 24,072 preferred shares outstanding, all of which were Series B Preferred Shares. The outstanding Series B Preferred Shares are fully paid and nonassessable.

Our authorized but unissued preferred shares are typically referred to as “blank check” preferred shares. This term refers to preferred shares for which the rights and restrictions are determined by the board of directors of a corporation at the time the preferred shares are issued. Under the Articles of Incorporation, our Board of Directors has the authority, without any further shareholder vote or action, to issue the remaining preferred shares in one or more series, from time to time, with such rights, preferences and relative, participating, optional or other special rights and privileges of, and qualifications, limitations or restrictions upon, the preferred shares, as may be provided in the amendment or amendments to the Articles of Incorporation adopted by our Board of Directors. Under Ohio law, absent a determination by our Board of Directors to establish different voting rights, holders of preferred shares would be entitled to one vote per share on matters to be voted upon by the holders of common shares and preferred shares voting together as a single class. Ohio law also entitles the holders of preferred shares to exercise a class vote on certain matters.

The authority of our Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to preferred shares of any series:

•	the division of the preferred shares into series and the designation and authorized number of shares in each series (up to the number of preferred shares authorized);

•	the voting rights (full, conditional or limited) of the preferred shares of each series (in addition to rights under Ohio law to vote as a class on certain actions);

•	the dividend rates or the amount of dividends to be paid on the preferred shares of each series and whether the dividends are to be cumulative;

•	whether preferred shares are to be redeemable, and, if so, the price or prices at which, and the terms and conditions upon which the preferred shares may be redeemed;

•	the liquidation rights to which the holders of preferred shares will be entitled;

•	whether the preferred shares will be subject to the operation of a sinking fund, and, if so, upon what conditions;

•	whether the preferred shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital shares and the terms and conditions of the conversion or exchange;

•	the price or other consideration for which the preferred shares are to be issued;

•	whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions; and

•	any other designations, preferences, limitations or rights permitted by the Articles of Incorporation and Ohio law.

Series A Preferred Shares

As described above, there are no Series A Preferred Shares outstanding.

Series B Preferred Shares

On December 19, 2013, the Company completed the public offering of 1,000,000 depositary shares (the “Series B Depositary Shares”), each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B, of the Company with a liquidation preference of $1,000 per share (the “Series B Preferred Shares”) (equivalent to $25.00 per Series B Depositary Share). The Company sold the maximum of 1,000,000 Series B Depositary Shares in the offering at $25.00 per Series B Depositary Share, resulting in proceeds, net of $1.87 million issuance costs, to the Company of about $23.1 million. Using proceeds from the sale of the Series B Depositary Shares, the Company redeemed all of the Series A Preferred Shares for an aggregate purchase price of $22.9 million, which redemption was completed as of February 15, 2014. The Company’s description of the Series B Preferred Shares and the Series B Depositary Shares is incorporated by reference from the Company’s Form 8-A filed with the SEC on November 12, 2013, which incorporates the descriptions in the Prospectus filed with the SEC on November 5, 2013 (see “ DESCRIPTION OF THE DEPOSITARY SHARES” and “DESCRIPTION OF THE SERIES B PREFERRED SHARES” in that Prospectus). The terms of the Series B Preferred Shares are described below.

Dividends

Holders of Series B Preferred Shares are entitled to receive, when, as, and if declared by our board of directors, out of our assets legally available for payment, noncumulative cash dividends, payable quarterly, at the rate of 6.50% per annum of the liquidation preference, which is initially equivalent to $1.625 per year per depositary share.

Dividends are payable quarterly, when, as and if declared by our board of directors, on March 15, June 15, September 15 and December 15 of each year (or if such day is not a business day, the next business day), commencing March 15, 2014.

Dividends may not be paid on our common shares or any other capital security which ranks junior to the Series B Preferred Shares for any prior dividend period for which a dividend has been declared but not paid in full until full dividends with respect to the Series B Preferred Shares (and, therefore, the depositary shares) for such dividend periods and the then-current dividend period have been paid or set apart for payment; provided that the payment of such dividends for prior dividend periods has been approved by the Federal Reserve.

Redemption

The Series B Preferred Shares are redeemable at our option at any time, in whole or in part, after the sixth anniversary of the issue date of the Series B Preferred Shares, at $1,000 per Series B Preferred Share (equivalent to $25.00 per depositary share), plus declared and unpaid dividends, if any, for the prior and the then-current dividend periods; provided that the payment of such dividends for the prior dividend periods has been approved by the Federal Reserve.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of Series B Preferred Shares are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any distribution of assets to the holders of our common shares or any other class or series of junior shares. Distributions will made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series B Preferred Shares and pro rata as to the Series B Preferred Shares and any other shares ranking equally as to such distribution. Holders of Series B Preferred Shares (and, therefore, holders of Series B Depositary Shares) will not be entitled to any other amounts from us after they have received their full liquidating distribution.

Ranking

The Series B Preferred Shares (and, therefore, the Series B Depositary Shares) are, with respect to dividends and upon liquidation, dissolution or winding-up: (i) junior to all our existing and future debt obligations; (ii) junior to each class of capital shares or series of preferred shares, the terms of which expressly provide that it ranks senior to the Series B Preferred Shares; (iii) on parity with each other class of our capital shares or series of preferred shares, the terms of which expressly provide that it ranks on parity with the Series B Preferred Shares; and (iv) senior to all classes of our common shares or series of preferred shares, the terms of which do not expressly provide that it ranks senior to or on parity with the Series B Preferred Shares.

Voting Rights

Except as otherwise required by Ohio law and as set forth herein, a holder of Series B Preferred Shares (and, therefore, a holder of depositary shares) will have no voting rights. The consent of the holders of at least two-thirds (2/3) of the Series B Preferred Shares (and, therefore, the depositary shares), voting as a class, is required to (i) amend, alter or repeal any provision of our Articles of Incorporation, as amended or the certificate of designation under which the Series B Preferred Shares have been created in a manner that would materially and adversely affect the rights, preferences, powers or privileges of the Series B Preferred Shares, (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of our equity securities that is senior to or on parity with the Series B Preferred Shares as to dividend rights, or rights upon our liquidation, dissolution or winding-up or (iii) enter into or consummate certain reclassifications of our common shares or certain business combinations.

The consent of the holders of the Series B Preferred Shares (and, therefore, the holders of depositary shares) will not be required in connection with (i) the increase in the amount of authorized number of Series B Preferred Shares; (ii) the issuance of additional Series B Preferred Shares; or (iii) the increase, authorization or issuance of equity securities which are on parity with the Series B Preferred Shares as to dividend rights, or rights upon liquidation, dissolution or winding up, unless such equity securities have cumulative dividend rights.

No Maturity

The Series B Preferred Shares do not have any maturity date, and we are not required to redeem the Series B Preferred Shares. Accordingly, the Series B Preferred Shares will remain outstanding indefinitely, unless and until we decide to redeem them and we receive prior approval of the Federal Reserve to do so.

Conversion Right

Each Series B Preferred Share, at the option of the holder, is convertible at any time into the number of our common shares equal to $1,000 divided by the conversion price then in effect. Accordingly, each Series B Depositary Share is convertible at the option of the holder into the number of our common shares equal to $25.00 divided by the conversion price then in effect. The initial conversion price of $7.82 is equivalent to a 19.4% premium over $6.55 per common share, the last reported sale price of our common shares on October 31, 2013. Except as otherwise provided, the Series B Preferred Shares (and, therefore, the Series B Depositary Shares) are only convertible into our common shares. Cash will be paid in lieu of issuing any fractional share interest. This conversion price is also subject to anti-dilution adjustments upon the occurrence of certain events. All of the Series B Depositary Shares and the common shares issued upon any conversion of the Series B Depositary Shares are freely tradable without restriction under the Securities Act, except for shares held by our “affiliates.”

Mandatory Conversion at our Option

On or after the sixth anniversary of the issue date of the Series B Preferred Shares (December 19, 2016), we may, at our option, require holders of the Series B Preferred Shares (and, therefore, the Series B Depositary Shares) to convert each Series B Preferred Share into the number of our common shares equal to the quotient achieved when $1,000 is divided by the conversion price then in effect. Accordingly, each Series B Depositary Share is convertible into the number of our common shares equal to $25.00 divided by the conversion price then in effect. We may exercise this option only if: (i) the closing sale price for our common shares equals or exceeds 120% of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the fifth trading day immediately prior to our issuance of a press release announcing our exercise of this option; and (ii) we have declared and paid full dividends on the Series B Preferred Shares (and, therefore, the Series B Depositary Shares) for four consecutive quarters prior to the issuance of the press release.

ANTI-TAKEOVER EFFECTS OF ARTICLES OF INCORPORATION,

CODE OF REGULATIONS AND OHIO LAW

Certain provisions in our Articles of Incorporation, Code of Regulations and the Ohio Revised Code could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of our shares.

Special Voting Requirements

Article SIXTH of the Articles of Incorporation sets forth certain requirements in connection with the approval or authorization of any of the following types of business combinations:

•	any merger or consolidation involving Civista or any subsidiary of Civista;

•	any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of Civista or any subsidiary of Civista;

•	any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of any entity to Civista or any subsidiary of Civista;

•	any issuance, sale, exchange, transfer or other disposition by Civista or any subsidiary of Civista of any corporation;

•	any recapitalization or reclassification of Civista’s securities or other transaction that would have the effect of increasing the voting power of a “related person” (as defined below);

•	any liquidation, spin-off, split-up or dissolution of Civista; and

•	any agreement, contract or other arrangement providing for any of the foregoing transactions.

For purposes of Article SIXTH, “related person” generally means any person, entity or group, including any affiliate or associate thereof (other than Civista, any wholly-owned subsidiary of Civista, or any trustee of, or fiduciary with respect to, any plan when acting in such capacity) that, at the time any business combination is agreed to, authorized or approved, is the beneficial owner of not less than 10% of the Common Shares entitled to vote on such business combination.

Article SIXTH provides that, when evaluating a business combination or any tender or exchange offer, the Board of Directors of Civista shall consider, without limitation: (i) the social and economic effects of the transaction on Civista and its subsidiaries, employees, customers, creditors and community; (ii) the business and financial conditions and earning prospects of the acquiring person or persons; and (iii) the competence, experience and integrity of the acquiring person or persons and its or their management.

Article SIXTH further provides that the affirmative vote of the holders of not less than 80% of each class of Civista common shares entitled to vote on the transaction shall be required for the approval of any business combination in which a related person has an interest (except proportionately as a shareholder); provided, however, that the 80% voting requirement shall not be applicable if (i) the continuing directors, who at the time constitute at least a majority of the Board of Directors of Civista, have approved the business combination by at least two-thirds vote or (ii) certain conditions relating to the fairness of the transaction have been satisfied. If the 80% voting requirement is inapplicable, any business combination requiring shareholder approval may be authorized by the affirmative vote of the holders of Civista common shares entitling them to exercise a majority of the voting power of Civista in accordance with Article FIFTH of the Articles of Incorporation.

Article SEVENTH of the Articles of Incorporation provides that no amendment of the Articles of Incorporation shall be effective to amend, alter or repeal any of the provisions of Article SIXTH unless such amendment shall receive the affirmative vote of the holders of not less than 80% of the Civista common shares entitled to vote thereon; provided, however, that the 80% voting requirement shall not be applicable if such amendment shall have been proposed and authorized by the Board of Directors of Civista by the affirmative vote of at least two-thirds of the continuing directors.

Limited Shareholder Action by Written Consent

The Ohio Revised Code requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider to be in its best interest.

Control Share Acquisition Act

The Ohio Revised Code provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of such voting power;

•	one-third or more but less than a majority of such voting power; or

•	a majority or more of such voting power.

The Control Share Acquisition Act does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Control Share Acquisition Act.

Merger Moratorium Statute

Chapter 1704 of the Ohio Revised Code generally addresses a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and an “Interested Shareholder” who, alone or with others, may exercise or direct the exercise of at least 10% of the voting power of the corporation in the election of directors. The Merger Moratorium Statute prohibits such transactions between the corporation and the Interested Shareholder for a period of three years after a person becomes an Interested Shareholder, unless, prior to such date, the directors approved either the business combination or other transaction or approved the acquisition that caused the person to become an Interested Shareholder.

Following the three-year moratorium period, the corporation may engage in the covered transaction with the Interested Shareholder if:

•	the transaction receives the approval of the holders of shares entitling them to exercise at least two-thirds of the voting power of the corporation in the election of directors or the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder; or

•	the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation’s shares or the amount that would be due to the shareholders if the corporation were to dissolve.

The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Merger Moratorium Statute.

Anti-Greenmail Statute

Pursuant to the Ohio Anti-Greenmail Statute (Section 1707.043 of the Ohio Revised Code), a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either: (1) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation; or (2) that his purpose was not to increase any profit or decrease any loss in the shares. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits.

The Anti-Greenmail Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Anti-Greenmail Statute.

Banking Laws

The ability of a third party to acquire the Company is also subject to applicable banking laws and regulations. The Bank Holding Company Act of 1956 (the “BHCA”) and the regulations thereunder require any “bank holding company,” as defined in the BHCA, including a “financial holding company” such as the Company, to obtain the approval of the Federal Reserve prior to acquiring more than 5% of the outstanding shares of a class of our voting shares. Any person other than a financial or bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of the outstanding shares of a class of our voting shares under the Change in Bank Control Act of 1978. Any holder of 25% or more (or between 10% and 25%, if the holder is unable to rebut the presumption that it controls the Company) of the outstanding shares of a class of our voting shares, other than an individual, is subject to supervision and regulation as a bank holding company under the BHCA. In calculating a holder’s aggregate ownership of our common shares for purposes of these banking regulations, the Federal Reserve likely would include at least the minimum number of shares (and could instead include the maximum number of shares) of our common shares that a holder is entitled to receive pursuant to securities convertible into or settled in our common shares.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may offer using this prospectus consist of notes, debentures or other evidences of indebtedness. Any debt securities that we offer and sell will be our direct obligations. Debt securities may be issued in one or more series. All debt securities of any one series need not be issued at the same time, and unless otherwise provided, a series of debt securities may be reopened, with the required consent of the holders of outstanding debt securities, for issuance of additional debt securities of that series or to establish additional terms of that series of debt securities (with such additional terms applicable only to unissued or additional debt securities of that series). The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is subject to any modifications or supplements that we may enter into with the trustee. The material terms of the indenture are summarized below and we refer you to the indenture for a detailed description of these material terms. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

•	the title of the debt securities, including, as applicable, whether the debt securities will be issued as senior debt securities, senior subordinated debt securities, subordinated debt securities or junior subordinated debt securities, and any subordination provisions particular to the series of debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	if other than 100% of the aggregate principal amount, the percentage of the aggregate principal amount at which we will sell the debt securities (i.e., original issuance discount);

•	the date or dates, whether fixed or extendable, on which the principal of the debt securities will be payable;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which we will pay any such interest, the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months, and, in the case of registered securities, the record dates for the determination of holders to whom interest is payable;

•	the place or places where the principal of, and any premium or interest on, the debt securities will be payable and, if applicable, where the debt securities may be surrendered for conversion or exchange;

•	whether we may, at our option, redeem, repurchase or repay the debt securities, and if so, the price or prices at which, the period or periods within which, and the terms and conditions upon which, we may redeem, repurchase or repay the debt securities, in whole or in part, pursuant to any sinking fund or otherwise;

•	if other than 100% of the aggregate principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy, or, if applicable, which is convertible or exchangeable;

•	any obligation we may have to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the price or prices at which, the currency in which and the period or periods within which, and the other terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to any such obligation, and any provision for the remarketing of the debt securities;

•	whether the debt securities will be registered securities or unregistered securities or both, and the rights of the holders of the debt securities to exchange unregistered securities for registered securities, or vice-versa, and the circumstances under which any such exchanges, if permitted, may be made;

•	the denominations, which may be in U.S. dollars or in any foreign currency, in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities, and if so, the form of the debt securities (or forms thereof if unregistered and registered securities are issuable in that series), including the legends required by law or as we deem necessary or appropriate, the form of any coupons or temporary global security which may be issued and the forms of any other certificates which may be required under the indenture or which we may require in connection with the offering, sale, delivery or exchange of the debt securities;

•	if other than U.S. dollars, the currency or currencies in which payments of principal, interest and other amounts payable with respect to the debt securities will be denominated, payable, redeemable or repurchasable, as the case may be;

•	whether the debt securities may be issuable in tranches;

•	the obligations, if any, we may have to permit the conversion or exchange of the debt securities into common shares, preferred shares or other shares or property, or a combination thereof, and the terms and conditions upon which such conversion or exchange will be effected (including the conversion price or exchange ratio), and any limitations on the ownership or transferability of the securities or property into which the debt securities may be converted or exchanged;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	if the debt securities do not bear interest, the applicable dates required under the indenture for furnishing information to the trustee regarding the holders of the debt securities;

•	any deletions from, modifications of or additions to (a) the events of default with respect to the debt securities or (b) the rights of the trustee or the holders of the debt securities in connection with events of default;

•	any deletions from, modifications of or additions to the covenants with respect to the debt securities;

•	if the amount of payments of principal of, and make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which such amount will be determined;

•	whether the debt securities will be issued in whole or in part in the global form of one or more debt securities and, if so, the depositary for such debt securities, the circumstances under which any such debt security may be exchanged for debt securities registered in the name of, and under which any transfer of debt securities may be registered in the name of, any person other than such depositary or its nominee, and any other provisions regarding such debt securities;

•	whether, under what circumstances and the currency in which, we will pay additional amounts on the debt securities to any holder of the debt securities who is not a U.S. person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

•	whether the debt securities will be secured by any collateral and, if so, a general description of the collateral and the terms of any related security, pledge or other agreements;

•	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor; and

•	any other material terms or conditions upon which the debt securities will be issued.

Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

Unless otherwise indicated in the applicable prospectus supplement, the trustee will act as paying agent and registrar for the debt securities under the indenture. We may also act as paying agent under the indenture.

The applicable prospectus supplement will contain a description of U.S. federal income tax consequences relating to the debt securities, to the extent material.

Covenants

The applicable prospectus supplement will describe any covenants, such as restrictive covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness or restricting us or any of our subsidiaries from paying dividends or acquiring any of our or its capital shares.

Consolidation, Merger and Transfer of Assets

Unless we indicate otherwise in the applicable prospectus supplement, the indenture will permit a consolidation or merger between us and another entity and/or the sale, conveyance or lease by us of all or substantially all of our property and assets; provided, however, that:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a U.S. jurisdiction and expressly assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture, and no event that after notice or lapse of time or both, would become an event of default exists; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel stating that the transaction and the supplemental indenture in connection with the transaction comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

If we consolidate or merge with or into any other entity, or sell or lease all or substantially all of our assets in compliance with the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture and the debt securities with the same effect as if it had been an original party to the indenture and the debt securities. As a result, such successor entity may exercise our rights and powers under the indenture and the debt securities, in our name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Modification and Waiver

Unless we indicate otherwise in the applicable prospectus supplement, under the indenture, some of our rights and obligations and some of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in the principal amount of, or interest on, any debt securities;

•	an alteration or impairment of any right to convert at the rate or upon the terms provided in the indenture;

•	a change in the currency in which any payment on the debt securities is payable;

•	an impairment of a holder’s right to sue us for the enforcement of payments due on the debt securities; or

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

Under the indenture, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:

•	waive compliance by us with certain restrictive provisions of the indenture; and

•	waive any past default under the indenture in accordance with the applicable provisions of the indenture, except a default in the payment of the principal of, or interest on, any series of debt securities.

Events of Default

Unless we indicate otherwise in the applicable prospectus supplement, “event of default” under the indenture will mean, with respect to any series of debt securities, any of the following:

•	failure to pay interest on any debt security for 30 days after the payment is due;

•	failure to pay the principal or premium, if any, of any debt security when due, either at maturity, upon redemption, by declaration or otherwise;

•	failure to make a sinking fund payment when due;

•	failure on our part to observe or perform any other covenant or agreement in the indenture that applies to the debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization.

If an event of default occurs and continues, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of such series may declare the entire principal of all the debt securities to be due and payable immediately, except that, if the event of default is caused by certain events of bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities of such series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series can, subject to conditions, rescind the declaration.

The indenture requires us to furnish to the trustee, not less often than annually, a certificate from our principal executive officer, principal financial officer or principal accounting officer, as the case may be, as to such officer’s knowledge of our compliance with all conditions and covenants under the indenture. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.

The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee satisfactory security or indemnity.

If satisfactory security or indemnity is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee.

The holder of a debt security will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of not less than a majority in aggregate principal amount of the outstanding debt securities have made a written request of, and offered reasonable indemnity to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	no direction inconsistent with such written request has been given to the trustee under the indenture.

However, the holder of any debt security will have an absolute right to receive payment of principal of, and interest on, the debt security when due and to institute suit to enforce payment.

Satisfaction and Discharge; Release from Covenants

Satisfaction and Discharge of Indenture. Unless otherwise indicated in the applicable prospectus supplement, if at any time,

•	we have paid the principal of and interest on all the debt securities of any series, except for debt securities which have been destroyed, lost or stolen and which have been replaced and paid in accordance with the indenture, as and when the same has become due and payable;

•	we have delivered to the trustee for cancellation all debt securities of any series theretofore authenticated, except for debt securities of such series which have been destroyed, lost or stolen and which have been replaced and paid as provided in the indenture; or

•	we have deposited with the trustee, in trust, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums due on the debt securities, on the dates the payments are due or become due under the indenture and the terms of the debt securities;

then the indenture shall cease to be of further effect with respect to the debt securities of such series, except for (a) rights of registration of transfer and exchange, and our right of optional redemption, (b) substitution of mutilated, defaced, destroyed, lost or stolen debt securities, (c) rights of holders to receive payments of principal thereof and interest thereon upon the original stated due dates therefor (but not upon acceleration) and remaining rights of the holders to receive mandatory sinking fund payments, if any, (d) the rights, obligations and immunities of the trustee under the indenture, and (e) the rights of the holders of such series of debt securities as beneficiaries thereof with respect to the property so deposited with the trustee payable to all or any of them.

Discharge of Obligations; Release from Covenants. Unless otherwise indicated in the applicable prospectus supplement, the Indenture provides that with respect to any debt securities of any series either:

•	we may be discharged from all of our obligations with respect to such debt securities, with certain exceptions described below (“Discharge”); or

•	we may be released from our obligations with respect solely to our covenants with respect to such debt securities, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities (“Covenant Release”); or

•	we may elect to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities (“Elective Covenant Release”).

In addition, the Indenture permits us to omit in any particular instance to comply with certain terms, covenants, or restrictions specified with respect to the Debt Securities of any series, if before the time for such compliance the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of all series and Tranches with respect to which compliance with such term, covenant or restriction is to be omitted shall expressly waive compliance with such term, provision or condition. Until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

We must comply with the following conditions before the Discharge or Covenant Release can be effected:

•	we must irrevocably deposit with the trustee solely for the benefit of the holders of such debt securities, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums on the due dates for those payments; and

•	in the case of a Discharge we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Discharge, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such Discharge or Covenant Release, as the case may be, had not occurred.

The applicable prospectus supplement may further describe any provisions permitting or restricting Discharge or Covenant Release with respect to the debt securities of a particular series; and shall provide for the conditions required before an Elective Covenant Release can be effected.

Global Securities

If so indicated in the applicable prospectus supplement, each debt security offered by that prospectus supplement will be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue paper securities for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or a nominee of the depositary. Any such depositary must be a clearing agency registered under the Exchange Act. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities to be represented by a global security in the applicable prospectus supplement.

Notices

Unless stated otherwise on the applicable prospectus supplement, we will give notices to holders of the debt securities by mail at the addresses listed in the security register.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the Trust Indenture Act of 1939 is applicable.

Regarding the Trustee

From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee to be appointed under the indenture or its affiliates in the ordinary course of business.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred shares, common shares, other securities of the Company or any combination of the foregoing. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to, or separate from, those securities. The particular terms of any warrants will be described more specifically in the prospectus supplement relating to such warrants.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following information:

•	the title and specific designation of the warrants;

•	the aggregate number of warrants offered;

•	the amount of warrants outstanding, if any;

•	the designation, number and terms of the securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers;

•	the exercise price or prices of the warrants;

•	provisions for changes to or adjustments in the exercise price;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	the anti-dilution provisions of the warrants, if any;

•	if applicable, the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other material terms of the warrants.

Holders of warrants, before exercising their warrants, will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up, or to exercise voting rights, if any.

DESCRIPTION OF DEPOSITARY SHARES

This following is a summary of the general terms of the deposit agreement to govern any depositary shares we may offer representing fractional interests in our preferred shares, the depositary shares themselves and the related depositary receipts. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the relevant deposit agreement and depositary receipt with respect to the depositary shares relating to any particular series of preferred shares. The specific terms of any depositary shares we may offer will be described in the applicable prospectus supplement. If so described in the applicable prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

General

We may offer fractional interests in our preferred shares, rather than full preferred shares, most likely in the event that our then authorized but yet undesignated preferred shares are not sufficient to offer full preferred shares. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred shares.

The shares of any series of preferred shares underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the depositary. We will name the depositary in the applicable prospectus supplement and the address of its principal executive office. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred shares underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred shares, you will receive depositary receipts as described in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred shares underlying the depositary shares.

Dividend Rights

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred shares underlying the depositary shares to each record holder of depositary shares based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record holders of depositary shares, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and distribution of the net proceeds from this sale to the applicable holders.

The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred shares will be made available to the holders of depositary shares.

Voting Rights

When the depositary receives notice of any meeting at which the holders of the preferred shares may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred shares. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary as to how the preferred shares underlying the holder’s depositary shares should be voted.

Conversion or Exchange Rights

If any series of preferred shares underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption

If the series of preferred shares underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of preferred shares held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per preferred share that the depositary share bears to the underlying preferred shares. Whenever we redeem preferred shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred shares redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Taxation

Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred shares represented by the depositary shares. The applicable prospectus supplement will contain a description of U.S. federal income tax consequences relating to the purchase and ownership of the depositary shares and the preferred shares represented by the depositary shares, to the extent material.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, certain amendments as specified in the applicable prospectus supplement will not be effective unless approved by the record holders of at least a majority of the depositary shares then-outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•	there has been a final distribution on the preferred shares of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment.

DESCRIPTION OF SUBSCRIPTION RIGHTS

This following is a summary of the general terms of the subscription rights to purchase common shares or other securities that we may offer to shareholders using this prospectus. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of subscription rights.

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of any subscription rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such subscription rights offering. If we issue subscription rights, they will be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of subscription rights certificates or beneficial owners of subscription rights.

The prospectus supplement relating to any subscription rights we offer will describe the specific terms of the offering and the subscription rights, including the record date for shareholders entitled to the subscription rights distribution, the number of subscription rights issued and the number of common shares or other securities that may be purchased upon exercise of the subscription rights, the exercise price of the subscription rights, the date on which the subscription rights will become effective and the date on which the subscription rights will expire, and a description of U.S. federal income tax consequences relating to the subscription rights, to the extent material.

In general, a subscription right entitles the holder to purchase for cash a specific number of common shares or other securities at a specified exercise price. The rights are normally issued to shareholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for shareholders entitled to receive the subscription rights;

•	the number of common shares or other securities that may be purchased upon exercise of each subscription right;

•	the exercise price of the subscription rights;

•	whether the subscription rights are transferable;

•	the period during which the subscription rights may be exercised and when they will expire;

•	the steps required to exercise the subscription rights;

•	whether the subscription rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments; and

•	whether we intend to sell the common shares or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement.

If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. After the close of business on the expiration date of a subscription rights offering, all unexercised subscription rights will become void.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of securities at a future date or dates, which we refer to in this prospectus as “Share Purchase Contracts.” The price per common share, and number of common shares may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Share Purchase Contracts. The Share Purchase Contracts may be issued separately or as a part of units consisting of a Share Purchase Contract and our debt securities or debt obligations of third parties, including Treasury securities, securing the holders’ obligations to purchase the shares of our common shares under the Share Purchase Contracts, which we refer to in this prospectus as “Share Purchase Units.” The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require us to make periodic payments to the holders of the Units or vice-versa and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any Share Purchase Contracts or Share Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Share Purchase Contracts or Share Purchase Units. The applicable prospectus supplement will contain a description of U.S. federal income tax consequences relating to the Share Purchase Units and the Share Purchase Contracts, to the extent material.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, common shares, preferred shares or warrants or any combination of such securities, including guarantees of any securities.

A prospectus supplement and any other offering materials relating to any units issued under the registration statement containing this prospectus will specify the terms of the units, including:

•	the terms of the units and of any of the debt securities, common shares, preferred shares, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices or at fixed prices, which may change from time to time. We may sell the securities directly to one or more purchasers, through agents, to dealers, through underwriters, brokers or dealers, or through a combination of any of these sales methods or through any other method permitted by law (including in “at the market” equity offerings as defined in Rule 415 of the Securities Act). We reserve the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement, if required, that contains the specific terms of the offering, including:

•	the name or names of the underwriters, dealers or agents, if any, and the types and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts or other items constituting agents’ or underwriters’ compensation;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed or quoted.

Only underwriters that we have named in a prospectus supplement will be underwriters of the securities offered by that prospectus supplement.

If the offering is made in a firm commitment underwriting, the underwriters will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time, who may also be referred to as “underwriters”. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common shares or other outstanding securities, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. These activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Under the securities laws of some states, to the extent applicable, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, if our common shares are no longer listed on the NASDAQ Capital Market or another national securities exchange, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by our counsel Tucker Ellis LLP of Cleveland, Ohio. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

Our consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014 have been incorporated by reference in this prospectus in reliance upon the report of S.R. Snodgrass, P.C., registered independent public accountants, incorporated by reference herein and therein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at-1800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.civb.com. However, other than our available SEC filings, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870, Attention: James E. McGookey, telephone: (419) 625-4121.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of this prospectus and prior to the termination of this offering, and (ii) after the date of the initial registration statement and prior to effectiveness of the registration statement (in both cases other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 13, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and June 30, 2015, filed with the SEC on May 8, 2015 and August 7, 2015, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on January 9, 2015, January 20, 2015, February 4, 2015, March 18, 2015, March 20, 2015, April 10, 2015, April 21, 2015, April 22, 2015, May 1, 2015, July 10, 2015, July 21, 2015, July 23, 2015, and July 31, 2015; and

•	The description of our Common Shares included in our Current Report on Form 8-K filed with the SEC on July 23, 2015, including all amendments and reports filed for the purpose of updating such description.

•	The descriptions of our outstanding Series B Depositary Shares and our Series B Preferred Shares included in our Registration Statement on Form 8-A filed with the SEC on November 12, 2013, including all amendments and reports filed for the purpose of updating such descriptions.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to:

Civista Bancshares, Inc.

Attention: James E. McGookey

100 East Water Street, Sandusky, Ohio 44870

Telephone number: (419) 625-4121

$30,000,000

Common Shares

Bookrunning Managers

Keefe, Bruyette & Woods	Sandler O’Neill + Partners, L.P.
A Stifel Company

Co-Managers

Boenning & Scattergood, Inc.	Hovde Group, LLC

February    , 2017